ELEVENTH AMENDMENT AND RESTATEMENT OF NOTE

U.S. $10,000,000.00	Columbus, Ohio June 15, 2006

FOR VALUE RECEIVED, BANCINSURANCE CORPORATION, an Ohio corporation, having an office at 250 East Broad Street, Columbus, Ohio 43215 (“Borrower”), promises to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation, having an office at 21 East State Street, Columbus, Ohio 43215 (the “Bank”, which term shall include any subsequent holder hereof), at the Bank’s office aforesaid, or at such other place as the Bank may designate, the principal sum of Ten Million And 00/Dollars ($10,000,000.00), or so much thereof as may be advanced to the undersigned, together with interest on the unrepaid advances of said principal sum from date of disbursement by the Bank and with all other charges herein provided, payable in cash, at the rates and in the manner hereinafter set forth. This Note amends and restates that certain note dated January 25, 1993 as modified by the First Amendment and Restatement dated November 5, 1993; as modified by the Second Amendment and Restatement dated October 19, 1994; as modified by the Third Amendment and Restatement dated July 19, 1995; as modified by the Fourth Amendment and Restatement dated June 4, 1996; as modified by the Fifth Amendment and Restatement dated July 17, 1997; as modified by the Sixth Amendment and Restatement dated September 1, 1998; as modified by the Seventh Amendment and Restatement dated November 24, 1999; as modified by the Eighth Amendment and Restatement dated December 11, 2000; as modified by the Ninth Amendment and Restatement dated July 1, 2002; and as modified b the Tenth Amendment and Restatement dated October 20, 2003.

This Note represents loans made pursuant to the Bank’s commitment under the Credit Agreement and the terms and conditions set forth in the Credit Agreement shall be considered a part hereof to the same extent as if written herein. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement.

This Note is a revolving credit subject to the terms, conditions and limitations hereof, of the Credit Agreement and until maturity (whether on the Stated Maturity Date or accelerated maturity), Borrower may borrow and re-borrow from the Bank and the Bank may lend and re-lend to Borrower under this Note and otherwise in accordance with the Credit Agreement such amounts not to exceed $10,000,000.00, as Borrower may at any time and from time to time request upon satisfactory notice to the Bank.

ARTICLE I.

DEFINITIONS

The following terms wherever used in this Note shall have the following meanings:

1.1 “Credit Agreement” shall mean that certain Amended and Restated Credit Agreement of even date herewith by and between Borrower and the Bank. The Credit Agreement was originally dated January 25, 1993; as modified by the First Amendment to Credit Agreement made and entered into to be effective November 5, 1993, as further modified by the Second Amendment to Credit Agreement made and entered into to be effective October 19, 1994, as further modified by the Third Amendment to Credit Agreement made and entered into to be effective November 24, 1999, as further modified by the Fourth Amendment to Credit Agreement made and entered into to be effective December 11, 2000, as further modified by the Fifth Amendment to Credit Agreement made and entered into to be effective July 1, 2002, as further modified by the Sixth Amendment to Credit Agreement made and entered into to be effective October 20, 2003, and amended and restated on the date hereof.

1.2 “Default Rate of Interest” shall mean an interest rate equal to the sum of three percent (3%) per annum plus the applicable rate of interest being charged under the Note prior to default.

1.3 “Event of Default” shall have the meaning set forth in Section 5 of this Note.

1.4 “Indebtedness” means (a) all items (except items of capital stock, of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interests, if any) which in accordance with generally accepted accounting principles would be included in determining total liabilities on a consolidated basis as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby will have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and (c) all indebtedness of others which Borrower or any Subsidiary has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Borrower or any Subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

1.5 “Loan Documents” means the Credit Agreement, this Note and every other document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and “Loan Document” means any one of the Loan Documents.

1.6 “Note” shall mean this Note and any and all renewals, amendments, modifications, reductions and extensions hereof and substitutions herefor.

1.7 “Obligation(s)” means all loans, advances, indebtedness and other obligations of Borrower owed to the Bank and/or its Affiliates of every kind and description whether now existing or hereafter arising including without limitation those owed by Borrower to others and acquired by the Bank by purchase, assignment or otherwise) and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, and including without limitation all liabilities obligations and indebtedness arising under this Agreement, the Note and the other Loan Documents. Obligations to perform or forbear from performing acts, all amounts represented by letters of credit now or hereafter issued by the Bank for the benefit of or at the request of Borrower, and all expenses and attorney’s fees incurred by the Bank under this Agreement or any other document or instrument related thereto.

1.8 “Prime Rate” shall mean the interest rate established from time to time by the Fifth Third Bank as its Prime Rate, based upon its consideration of economic, money market, business and competitive factors, and not necessarily the most favorable rate of the Fifth Third Bank. If for any reason, Fifth Third Bank ceases to establish a Prime Rate, then the interest rate calculations required herein shall be determined based upon a comparable rate in Columbus, Ohio, selected by the Bank.

1.9 “Stated Maturity Date” shall mean June 30, 2009.

1.10 “Variable Rate” shall mean a variable rate of interest, which shall equal the Prime Rate minus three quarters percent (P-.75%). The Variable Rate shall be adjusted each time there is a change in the Prime Rate.

ARTICLE II.

PAYMENTS OF PRINCIPAL AND INTEREST

2.1 The unrepaid advances of the principal sum shall bear interest at the Variable Rate. Installments of interest shall be due and payable monthly commencing on the first day of July, 2006 and continuing on the first day of each month thereafter. Principal and interest payments shall be initiated by the Bank in accordance with the terms of this Note from Borrower’s account through BillPayer 2000. Borrower authorizes the Bank to initiate such payments from Borrower’s account located at Fifth Third Bank, routing number 044002161 account no. 75920442. Borrower acknowledges and agrees that use of BillPayer 2000 shall be governed by the BillPayer 2000 Terms and Conditions, a copy of which Borrower acknowledges receipt. Borrower further acknowledges and agrees to maintain payments hereunder through BillPayer 2000 throughout the term of this Note. Each payment hereunder shall be applied first to advanced costs, charges and fees, then to accrued interest, and then principal, which will be repaid in inverse chronological order of maturity.

2.2 All interest payable in accordance with the Note shall be calculated on the unrepaid advances of the principal sum on the basis of the actual number of calendar days elapsed and a year of three hundred sixty (360) days.

2.3 The Indebtedness shall be due and payable in full on the Stated Maturity Date.

2.4 The Bank may apply and allocate any payment against any portion of the Indebtedness then due as the Bank, in its sole discretion, may elect.

ARTICLE III.

LATE CHARGES

3.1 If any payment of principal or interest or both is not paid in full on or before the tenth (10th) day of the calendar month in which it is due, then, in addition to the amount of said payment, there shall be due and payable a late charge for each such payment in the amount of five percent (5%) of such payment, which Borrower agrees is a fair and reasonable charge for costs incurred by the Bank in processing such late payment and is not a penalty.

ARTICLE IV.

PREPAYMENT

4.1 Borrower shall have the right to prepay the unrepaid advances of the principal sum, in whole or in part, from time to time, without premium or penalty.

4.2 Partial prepayments shall not postpone regular payments of interest or principal.

ARTICLE V.

DEFAULT

5.1 The term “Event of Default” shall mean:

(a) any representation or warranty made by Borrower herein or in any of the Loan Documents is incorrect when made or reaffirmed; or

(b) Borrower defaults in the payment of any principal or interest on any Obligation when due and payable, by acceleration or otherwise; or

(c) Borrower fails to observe or perform any covenant, condition or agreement in the Credit Agreement and the failure or inability of Borrower to cure such default within 30 days of the occurrence thereof, provided that such 30 day grace period will not apply to (i) a breach of any covenant which in the Bank’s good faith judgment is incapable of cure, (ii) any failure permit inspection of the books and records of Borrower, (iii) any breach in any negative covenant set forth in Section 5 hereof, or (iv) any breach of any covenant which has already occurred; or

(d) a court enters a decree or order for relief with respect to Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law then in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) for Borrower or for any substantial part of its property, or orders the wind-up or liquidation of the affairs of Borrower; or a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law is filed and is pending for thirty (30) days without dismissal; or

(e) Borrower commences a voluntary case under any applicable bankruptcy, insolvency or other similar law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as such debts become due, or takes corporate action in furtherance of any of the foregoing; or

(f) Borrower defaults under the terms of any Indebtedness or lease involving payment obligations of Borrower and such default gives any creditor or lessor the right to accelerate the maturity of any such indebtedness or lease payments which right is not contested by Borrower or is determined by any court of competent jurisdiction to be valid; or

(g) final judgment of the payment of money in excess of $25,000 is rendered against Borrower and remains undischarged for 10 days during which execution is not effectively stayed; or

(h) any event occurs which might, in the Bank’s opinion, have a material adverse effect on Borrower’s financial condition, operations, assets or prospects, or on any other property securing the repayment of the Obligations;

(i) a Reportable Event (as defined in ERISA) occurs with respect to any employee benefit plan maintained by Borrower for its employees other than a Reportable Event caused solely by a decrease in employment; or a trustee is appointed by a United States District Court to administer any employee benefit plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any of Borrower’s employee benefit plans.

Upon the occurrence of any Event of Default, the entire Indebtedness shall thereupon bear interest at the Default Rate of Interest, and at the option of the Bank, all the Indebtedness together with interest thereon at the Default Rate of Interest shall immediately become due and payable, without regard to the Stated Maturity Date, without demand made therefor, and without notice to any person, notice of the exercise of said option being hereby expressly waived, and the Bank shall have all remedies under law and equity to enforce the payment of all of the Indebtedness, time being of the essence in this Note. The Default Rate of Interest shall be charged to Borrower upon the occurrence of any Event of Default notwithstanding any invoices or billing statements sent by the Bank to Borrower indicating an interest rate to the contrary. In addition, any waiver of the Bank’s right to charge the Default Rate of Interest or to declare the Indebtedness immediately due and payable must be made in writing and cannot be waived by oral representation or the submission to Borrower of monthly billing statements.

ARTICLE VI.

MISCELLANEOUS

6.1 The failure of the Bank to exercise any option herein provided upon the occurrence of any Event of Default shall not constitute a waiver of the right to exercise such option in the event of any continuing or subsequent Event of Default. Borrower hereby agrees that the maturity of all or any part of the Indebtedness may be postponed or extended and that any covenants and conditions contained in the Note or in any of the other Loan Documents may be waived or modified without prejudice to the liability of Borrower on the Note or other Loan Documents.

6.2 Borrower hereby authorizes the Bank, in its sole discretion, upon the occurrence of an Event of Default and the expiration of any notice or cure period, to apply all or any portion of the balance of any account maintained by Borrower with the Bank to the payment or reduction, in whole or in part, of any and all the Indebtedness then due, whether by acceleration or otherwise. Upon the occurrence of any Event of Default, the Bank shall have the right to set off all obligations of Borrower to the Bank hereunder, whether matured or unmatured, against all amounts owing to Borrower by the Bank, whether or not then due and payable, and all other funds or property of Borrower on deposit with or otherwise held in the custody of the Bank, all without notice to or demand on Borrower, such notice and demand being hereby waived.

6.3 Presentment for payment, notice of dishonor, protest, notice of protest and diligence in bringing suit against any party hereto are hereby waived by Borrower.

6.4 Borrower hereby waives all relief from any and all appraisement or exemption laws now in force or hereafter enacted.

6.5 The obligations evidenced or created by this Note, as well as all waivers of rights by Borrower contained herein shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including, without limitation, all endorsers and guarantors.

6.6 Nothing herein contained, nor contained in any of the other Loan Documents, shall be construed or so operate as to require Borrower, or any person liable for the payment of the Indebtedness, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Borrower, or any parties liable for the payment of the Indebtedness, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by the Bank, and all such excess shall be automatically credited against and in reduction of the unrepaid advances of the principal sum, and any portion of said excess which exceeds the unrepaid advances of the principal sum shall be paid by the Bank to Borrower and any parties liable for the payment of the Indebtedness, it being the intent of the parties hereto that under no circumstances shall Borrower or any parties liable for the payment of the Indebtedness, be required to pay interest in excess of the highest rate permissible under applicable law. All interest paid or agreed to be paid to the Bank shall, to the extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the Indebtedness, including the period of any renewal or extensions thereof, so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.

Notwithstanding anything to the contrary herein contained, in the event that the interest rate to be charged hereunder ever exceeds the highest rate permissible under applicable law, thereby causing the interest accruing on the Indebtedness to be limited to such rate, then any subsequent reduction in the interest rate to which Borrower would otherwise be entitled shall be held in abeyance until the total amount of interest accrued on the Indebtedness equals the amount of interest which would have accrued on the Indebtedness had the interest rate not been limited to the highest rate permissible under applicable law.

6.7 If any provision or any part of any provision contained in the Note shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or remaining part of the affected provision of the Note, and the Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein and the remaining provisions of the Note shall remain in full force and effect.

6.8 Borrower hereby authorizes any attorney-at-law to appear in any court of record in the State of Ohio or in any other state or territory of the United States at any time after this Note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against Borrower in favor of the Bank for the amount due together with interest, expenses, the costs of suit and reasonable counsel fees, and thereupon to release and waive all errors, rights of appeal and stays of execution. Such authority shall not be exhausted by one exercise, but judgment may be confessed from time to time as any sums and/or costs, expenses or reasonable counsel fees shall be due, by filing an original or a photostatic copy of the Note. The attorney-at-law authorized hereby to appear for Borrower may be an attorney-at-law representing the Bank, and Borrower hereby expressly waives any conflict of interest that may exist because of such representation.

6.9 Borrower hereby agrees to pay to the Bank all costs of collecting and securing, and of attempting to collect and to secure the Note, including, without limitation, reasonable attorneys’ fees, appraisers’ fees, court costs, and notice charges, whether such attempt be made by suit, in bankruptcy, or otherwise, and said costs and any other sums due the Bank by virtue of the Loan Documents may be included in any judgment or decree rendered.

6.10 Any notice required or permitted to be given hereunder shall be in writing. If mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, then such notice shall be effective upon its deposit in the mails. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of Borrower and the Bank shall be as set forth below; provided however, that either party shall have the right to change such party’s address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ written notice to the other party.

To Borrower:

Bancinsurance Corporation

250 East Broad Street

Columbus, Ohio 43215

Attention: Matthew C. Nolan, Chief Financial Officer, Treasurer and Secretary

To the Bank:

Fifth Third Bank

21 East State Street

Columbus, Ohio 43215

Attention: William J. Whitley, Vice President

6.11 The Note is a “contract of indebtedness” pursuant to O.R.C. Section 1301.21. The loan evidenced by the Note is a business loan and is not incurred for purposes that are primarily “personal, family or household,” as defined in O.R.C. Section 1301.21.

6.12 The Note was executed and delivered by Borrower at Columbus, Franklin County, Ohio and is to be governed by and construed in accordance with the laws of the State of Ohio. Borrower hereby consents to, and by execution of the Note submits to, the personal jurisdiction of the Court of Common Pleas of Franklin County, Ohio and the United States District Court sitting in Columbus, Ohio, for the purposes of any judicial proceedings which are instituted for the enforcement of this Note. Borrower agrees that venue is proper in either of said courts.

6.13 IMPORTANT NOTICE ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each entity or person who opens an account or establishes a relationship with the Bank.

What this means: When an entity or person opens an account or establishes a relationship with the Bank, the Bank may ask for the name, address, date of birth, and other information that will allow the Bank to identify the entity or person who opens an account or establishes a relationship with the Bank. the Bank may also ask to see identifying documents for the entity or person.

6.14 THE BANK, BY ACCEPTANCE OF THIS NOTE, AND BORROWER HEREBY MUTUALLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE FOR THE BENEFIT OF THE OTHER ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE LOAN DOCUMENTS, THE TRANSACTIONS RELATED THERETO OR THE RELATIONSHIP ESTABLISHED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK AND BORROWER TO ENTER INTO THIS TRANSACTION. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE BANK’S ABILITY TO PURSUE ITS REMEDIES INCLUDING, BUT NOT LIMITED TO, ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE LOAN DOCUMENTS.

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE

BANCINSURANCE CORPORATION, an Ohio corporation

By:/s/ Matthew C. Nolan
Name: Matthew C. Nolan
Title: Chief Financial Officer, Treasurer and
Secretary